[Letterhead of Paramount Energy Operating Corp.]

Exhibit 10.8

October 31, 2002

Cam Sebastian
c/o Paramount Energy Operating Corp.
500, 630 – 4 Avenue S.W.
Calgary, AB
T2P 0J9

Dear Cam:

Re: Employment with Paramount Energy Operating Corp. (“PEOC”)

You have been employed as the Vice-President, Finance with PEOC, the trustee for the Paramount Operating Trust, pursuant to the provisions of an employment letter agreement, the terms of which PEOC and you wish to supersede by this letter agreement (the “Agreement”).

I am pleased to confirm that PEOC and you have agreed, for and in consideration of the sum of $10.00 now paid by each party to the other party and the mutual covenants and agreements outlined in this letter, that your employment with PEOC will be governed by the following terms and conditions:

Commencement Date:	Your employment with PEOC commenced effective June 28, 2002. For the purposes of determining your entitlement to benefits and vacation and other issues relating to your employment, PEOC agrees to recognize your prior service with Summit Resources Limited.

Compensation:	(a) You will receive a base salary of $157,200.00 per annum. PEOC agrees to review your base salary annually and agrees that following each such review, the then current base remuneration may be increased to reflect your performance, the company’s performance and other relevant factors.

(b) You will also be paid an annual parking and car allowance in the amount of $9,300.00 and you will receive group RRSP contributions, on an annual basis, in the amount of $14,148.00

Benefits:	You shall be entitled to participate in the PEOC employee benefits plan as may be in effect at any given time, subject to satisfying any insurability requirements established by the carrier or carriers that provide the benefits.

Unit Incentive Rights:	Subject to regulatory approval and the terms and conditions of the Unit Incentive Plan, you will be granted 80,000 Incentive Rights initially exercisable at $5.05 per Trust Unit.

Vacation:	Your vacation entitlement for the year 2002 will be the same as your vacation entitlement with Summit Resources Limited (less days taken) and thereafter your vacation entitlement will be governed by the PEOC employee handbook.

Retention Bonus:	In the event that you remain an active employee of PEOC up to and including December 31, 2002, you will be paid, on that date, a Retention Bonus in the amount of $50,000.00.

We look forward to you continuing with PEOC as an integral part of our Management Team, working together to bring continued value to unitholders and growth to the organization.

Yours truly,

PARAMOUNT ENERGY OPERATING CORP.

/s/ Susan Riddell Rose

Susan Riddell Rose

/bmg

I, Cam Sebastian, hereby agree to the terms set out in this Agreement.

/s/ Cam Sebastian	November 5, 2002

Cam Sebastian	Date